Exhibit 15.5

CONSENT OF EXPERT

We hereby consent to the use of our name contained in the technical report entitled National Instrument 43-101 Independent Technical Report Updated Mineral Resource Estimate for the Buckreef Gold Mine Project, Tanzania, East Africa with an effective date of May 15, 2020, and reference as an expert contained in the Annual Report of Tanzanian Gold Corporation on Form 20-F for the fiscal year ended August 31, 2020, and incorporated by reference to the Company’s registration statements on Form F-3 ( SEC File Nos.: 333-250146; 333-248210; and 333-226949) and Form S-8 (SEC File No.: 333-234078).

Virimai Projects (Virimai)

__/s/ Wenceslaus Kutekwatekwa_

Wenceslaus Kutekwatekwa

Dated: November 30, 2020

4851-2860-4115.1